Exhibit 21.1

Subsidiaries of Registrant

(a)           Upon completion of the conversion described in the Plan of Conversion filed with this Registration Statement as Exhibit 2.1, the subsidiaries of the registrant will be as follows:

Subsidiary Name	State of Incorporation or Organization
HarborOne Bank	MA
Legion Parkway Security Company LLC	MA

(b)           Upon completion of the conversion described in the Plan of Conversion filed with this Registration Statement as Exhibit 2.1, the subsidiaries of HarborOne Bank will be as follows:

Subsidiary Name	State of Incorporation or Organization
HarborOne Mortgage, LLC	MA
HarborOne Security Company, LLC	MA
Oak Street Security Company, LLC	MA
Rhode Island Passive Investment Corp.	RI